EXHIBIT 99.1

FOR IMMEDIATE RELEASE






                                         CONTACT:     Media:   Ben Deutsch
                                                               (404) 676-2683

                                                  Investors:   Larry M. Mark
                                                               (404) 676-8054


                         THE COCA-COLA COMPANY ANNOUNCES
                  THIRD QUARTER AND YEAR-TO-DATE 2003 RESULTS


     * Reported earnings per share were $0.50 for the third quarter, as compared with $0.44 in the prior year third quarter. Current quarter results include a reduction of $0.01 per share related to the previously announced streamlining initiatives and a $0.04 per share non-cash charge related to the write down of assets in Latin America by a bottling partner.

     * Reported earnings per share were $1.39 for the first nine months, as compared with $0.85 in the same period of the prior year.

     * Worldwide unit case volume grew 4 percent in the third quarter and 4 percent on a year-to-date basis.

     * Cash from operations for the first nine months increased 21 percent to $4.1 billion and the Company expects strong cash flows to continue in the future.

     * The Company reaffirms its plan to repurchase approximately $1.5 billion of its stock in 2003.

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     ATLANTA, Oct. 16, 2003 -- The Coca-Cola Company reported third quarter earnings per share of $0.50, as compared with prior year third quarter earnings of $0.44 per share. Current quarter results include a reduction of $0.01 per share related to the previously announced streamlining initiatives and a $0.04 per share non-cash charge related to the write down of assets in Latin America by an equity investee. Reported earnings per share for the first nine months were $1.39, as compared with $0.85 in the same period of the prior year. Worldwide unit case volume for the first nine months increased 4 percent, led by 5 percent growth in international operations and 2 percent growth in North America.

     The Company generated cash from operations of $4.1 billion during the first nine months, compared to $3.4 billion in the prior year period. On a year-to-date basis, the Company has repurchased $915 million of its common stock and intends to repurchase approximately $1.5 billion of its stock for the full year 2003. As strong cash flows are expected to continue into the future, the Company anticipates accelerating its share repurchase levels over the next year.

     The Company's results in the quarter benefited from 5 percent unit case growth in international operations led by strong performance throughout Europe and in many other countries including Mexico, China, Argentina and Thailand. This strong performance was partially offset by weak beverage industry trends in both Japan and India. In North America, unit case volume increased 1 percent in the quarter, cycling very robust growth in the third quarter of the previous year. Earnings in the quarter were favorably impacted by positive currency trends and a lower effective tax rate, and were reduced by increased stock option expense. In addition, earnings in the quarter were impacted by increased costs associated with a recently resolved legal issue and key customer matter. During the third quarter, unit case volumes were driven by 3 percent growth in carbonated beverages and 9 percent growth in noncarbonated beverages.

     Doug Daft, chairman and chief executive officer, said, "We continue to improve our share position in many key markets around the world. Our priorities for increasing profitable growth are clear: build our brands through excellent marketing; improve the operational effectiveness of our entire system; and relentless cost management."


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OPERATIONAL HIGHLIGHTS
----------------------

North America
-------------

* Unit case sales in the third quarter increased 1 percent from the prior year, cycling unit case growth of 9 percent during the third quarter of last year. On a year-to-date basis, unit case growth increased 2 percent, cycling 6 percent growth in the prior year. Improved trends in the Foodservice and Hospitality Division and consistent performance from the bottler-delivered products were partially offset by industry-wide softness in the warehouse-delivered juice category.

* The Coca-Cola system remains focused on maximizing value for the entire category with a balanced price/volume approach. Throughout the quarter and on a year-to-date basis, this strategy has resulted in the Company's bottling partners recognizing consistent increases in retail price on carbonated soft drinks.

* Year-to-date results in the Retail Division benefited from an increased cola share position for Trademark Coca-Cola driven by contributions from Vanilla Coke, diet Vanilla Coke, diet Coke, and the expansion of the Fridge Pack availability. Further, Trademark Sprite has grown 7 percent year-to-date, led by the introduction of Sprite Remix.

* The Company has captured increased value from the entire water category by continuing to implement its three-tiered water strategy. Dasani grew by 16 percent in the quarter while continuing to maintain a strong price premium within the water category. The Company remains focused on enhancing value in the water category with a strategy to maintain rational pricing and to continue differentiating through a variety of brand, package and channel offerings.

* Powerade generated growth of 21 percent in the quarter and 17 percent on a year-to-date basis led by solid marketing programs and the expansion of the category. Although the overall juice industry trends remained soft in the quarter, the Company benefited from the national roll-out of Simply Orange.

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Europe, Eurasia and Middle East
-------------------------------

* Unit case volume increased 9 percent in the third quarter and increased 6 percent for the first nine months. Third quarter results were led by strong growth in France, Spain, Great Britain and Italy. Germany delivered positive growth of 4 percent in the quarter, demonstrating the successful management of the package trends resulting from the mandatory deposit law change.

* During the quarter, the Company benefited from sound business fundamentals and innovation, as well as strong marketing strategies coupled with the benefit of favorable weather trends in key West European markets in July and August.

* Unit case growth in the quarter was driven by core carbonated soft drinks with Trademark Coca-Cola growing at 5 percent, Fanta at 4 percent, and 8 percent growth in Trademark Sprite. These brands benefited from innovations such as Coke Light with Lemon, Vanilla Coke, Sprite Ice Cube, Sprite Zero, and new proprietary packaging and flavors for Fanta. In addition, noncarbonated beverages continue to grow strongly with expansion into new categories and the profitable acceleration of growth in the Company's existing business. In the quarter, Powerade increased 71 percent, juices and juice drinks grew 21 percent and energy drinks increased 84 percent.

* In Great Britain, unit cases grew 8 percent in the quarter and 7 percent year-to-date. Trademark Coca-Cola grew 9 percent during the quarter, driven by the launch of Vanilla Coke. Noncarbonated beverages grew 9 percent in the quarter led by Powerade, water and our juice brands.

* In Spain, unit case volume increased 11 percent in the third quarter, led by the highly profitable immediate consumption packages. Trademark Coca-Cola increased 6 percent in the quarter and strong growth also occurred in Fanta and Sprite, leading to volume and retail dollar share gains.

* The Central Europe, Eurasia and Middle East Group generated strong growth in the quarter throughout the region, specifically in the Italy and Alpine Division, Russia and in Southeast Europe. The performance was driven by carbonated soft drink growth of 5 percent and strong increases in immediate consumption packages.

* In Germany, unit case volume in the third quarter increased 4 percent versus the prior year third quarter. Although the change in deposit law has created a difficult

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   environment for the industry, the Coca-Cola system remains well positioned to take advantage of the move by German consumers back to returnable packaging.

Asia
----

* Unit case volume increased 1 percent for the quarter, cycling 9 percent growth in the prior year third quarter. For the first nine months, unit case volume increased 4 percent, cycling 11 percent growth during the prior year period. Unit case volume trends in the third quarter were affected by weaker industry trends in both Japan and India.

* Results during the first nine months were led by growth in China, Australia, Thailand and India. Core carbonated soft drinks continue to perform well, particularly in single-serve packages, and the Company's successful noncarbonated beverages continue to strengthen as local brands such as Qoo are rolled out throughout the region.

* In China, unit case volume increased 24 percent during the third quarter, cycling 13 percent growth from the prior year. Carbonated soft drinks performed particularly well, with a swift post SARS recovery driven by vigorous execution of numerous sales and marketing programs across the entire brand portfolio. In addition, an affordability strategy has driven returnable glass bottle growth of approximately 30 percent in the towns and rural areas where it has been launched.

* In Japan, unit case volume declined 6 percent in the third quarter with cool and wet weather in July and August, followed by solid growth during the month of September. Looking forward, the Company will continue to focus on profitable growth in Japan with marketing, packaging and product initiatives in all key beverage categories, as well as initiatives to continue enhancing the cost structure of the bottling system. Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan.

* In India, the beverage industry was impacted by false accusations that soft drinks contained high levels of pesticides. As a result, the Company's unit case volume declined during the quarter, following several consecutive quarters of strong double digit-growth. Following the accusations, the Company reacted quickly and took

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   steps to provide facts to the Indian government and to consumers to reassure them of the safety of the Company's products. Looking forward, even though unit case volume trends have stabilized over the past few weeks, the Company continues to monitor the situation carefully.

Latin America
-------------

* Unit case volume increased 5 percent in the third quarter and 5 percent for the first nine months, led by strong growth in Mexico and Argentina, partially offset by volume softness in Brazil relating to a system margin improvement strategy.

* Mexico unit case volume grew 10 percent in the third quarter and 12 percent during the first nine months. Performance in the third quarter benefited from carbonated beverage growth of 4 percent, resulting from packaging innovations, new flavor introductions and the effect of the Real marketing platform. Double-digit growth in flavored carbonated soft drinks was led by flavor extensions and package initiatives surrounding Fanta, Sprite, Lift and Fresca. In the fast-growing water category, the Company is benefiting from national marketing programs behind Ciel, the continued expansion of single-serve water packages, and the availability of Ciel in former Risco brand territories.

* In Argentina, unit case volume grew 12 percent in the third quarter and 12 percent year-to-date, reflecting the Company's long-term strategy of investing in the country during last year's economic crisis. Trademark Coca-Cola increased 15 percent in the third quarter through strong consumer activities and an emphasis on refillable packaging, which also continues to be expanded to Fanta and Sprite.

* In Brazil, unit case volume declined 4 percent in the quarter and 6 percent year-to-date as a result of a greater focus on balancing volume growth with margin expansion to create value for the Coca-Cola system. The Company is working in a strong partnership with its bottlers to offer new packages, in both refillable and one-way presentations, to provide greater choice to consumers and allow our system to tailor customer options based on channel strategies to drive revenue and profit growth.

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Africa
------

* Unit case volume increased 5 percent for the quarter. For the first nine months, unit case volume increased 4 percent, cycling 7 percent growth during the prior year period.

* Results in the North and West Africa Division benefited from strong growth in the North African countries of Morocco and Algeria resulting from improved bottler execution and marketing initiatives surrounding Trademark Coca-Cola and Fanta. In Egypt, Trademark Coca-Cola increased 16 percent in the quarter. In Nigeria, the second largest market in Africa, the Company has focused on price realization in the marketplace to improve the overall profitability for the Company and its bottling partners.

* Performance in the Southern and East Africa Division was impacted mainly by the uncertain economic and political conditions in Zimbabwe. Within South Africa, the Company's largest market in Africa, Trademark Coca-Cola grew 3 percent and Fanta grew 6 percent in the quarter. Results were driven by the introduction of the Real campaign, a tie-in with the Pop Stars television series, the successful launch of Vanilla Coke, the roll-out of 300 ml returnable glass bottles, and solid local execution by our bottling partners.

* Throughout Africa, the Company continues to invest and focus on business fundamentals to drive profitable volume for the system. These initiatives include new cold outlet creation, improvements in market execution and availability and affordable packaging.


FINANCIAL REVIEW
----------------

     Third quarter reported earnings per share for the current and prior year were $0.50 and $0.44, respectively. Year-to-date reported earnings per share for the current and prior year were $1.39 and $0.85, respectively. The individual impact of certain items on earnings per share is summarized as follows:


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

----------------------------------------------------------------------------------------------

                                                       Income (Expense) Per Share
                                                       --------------------------
                                                                        Nine Months Ended
                                                Third Quarter             September 30,
                                                -------------           -----------------
                                               2003        2002         2003         2002
                                               ----        ----         ----         ----
ITEMS IMPACTING RESULTS:
-----------------------
   Streamlining Initiatives                  ($ 0.01)                 ($ 0.07)

   Non-Cash Charge - Primarily Related to
     Investments in Latin America            ($ 0.04)   ($ 0.01)      ($ 0.04)     ($ 0.07)

   Gain on Litigation Settlement                                       $ 0.01

   Gain on Sale of Kaiser                                                           $ 0.01

   Cumulative Effect of Adopting SFAS 142 -
     Goodwill and Other Intangible Assets                                          ($ 0.37)


                                           -----------------------------------------------------
                                             ($ 0.05)   ($ 0.01)      ($ 0.10)     ($ 0.43)
                                             ========    =======      ========     ========
------------------------------------------------------------------------------------------------


Operating Results
-----------------

     Revenues for the third quarter increased 6 percent, reflecting an increase in gallon shipments of 4 percent, improving pricing of concentrate, and positive currency trends. Revenues for the first nine months increased 7 percent. The following reflects net operating revenues from the Company's operations:


------------------------------------------------------------------------------------------------
(in millions)
                                                                        Nine Months Ended
                                                Third Quarter             September 30,
                                                -------------           -----------------
                                               2003        2002         2003         2002
                                               ----        ----         ----         ----


Company Operations, Excluding Bottling       $  4,967    $  4,684     $ 13,783     $ 12,921

Company-Owned Bottling Operations                 695         638        2,068        1,848
                                             ----------------------------------------------
Consolidated Net Operating Revenues          $  5,662    $  5,322     $ 15,851     $ 14,769

------------------------------------------------------------------------------------------------


     Cost of goods sold on a year-to-date basis increased at a rate greater than revenues, reflecting the consolidation of lower margin bottling operations and the inclusion of the Evian and Danone water transactions, partially offset by the gain related to a litigation settlement.

     Selling, general and administrative expenses increased 12 percent in the third quarter as a result of the timing of marketing expenses and increased stock options expense. In addition, earnings in the quarter were reduced by approximately $0.01 per

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share as a result of increased costs associated with a recently resolved legal issue and key customer matter. For the first nine months, selling, general and administrative expenses increased 7 percent, reflecting increases related to structural changes and the Evian and Danone water transactions, partially offset by the tight management of operating expenses. As a result of the Company's policy to expense stock options, stock-based compensation expense increased by $9 million during the quarter and $41 million during the first nine months.

     Reported operating income was similar to the prior year third quarter, reflecting the negative impact of the other operating charges ($55 million) and increased stock-based compensation expense ($9 million increase). On a year-to-date basis, operating income declined 1 percent, which included the negative impact of the other operating charges ($284 million), increased stock-based compensation expense ($41 million increase) and the positive effect of a first quarter litigation settlement ($52 million).

     Currencies positively impacted operating income in the quarter by approximately 2 percent, as a result of the strength in the Euro, partially offset by less attractive year-over-year hedge rates on the Japanese Yen and weakness in Latin American currencies. For the first nine months, currencies benefited operating income by approximately 2 percent.

     Equity income for the third quarter declined from the prior year as a result of a charge related to the write down of assets in Latin America by an equity investee (described below). Underlying equity income trends continue to demonstrate that current business strategies are leading to overall improving health of the Coca-Cola bottling system around the world.


Effective Tax Rate
------------------

     During the quarter, the Company's results benefited from a lower effective tax rate than previously indicated. In July, the Company anticipated that its underlying effective tax rate on operations would be approximately 24 percent for the full year. The Company now anticipates that the underlying effective tax rate for the full year 2003 will be approximately 22 percent primarily because of the continued strong profit contributions from lower taxed locations where currencies are having a favorable impact.

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     The Company is required to record income tax expense for the first nine months based on the estimated effective tax rate for the full year. To achieve this result, the Company recorded income tax expense at an underlying effective tax rate of approximately 18 percent in the third quarter. The decline in the tax rate as compared to the rate previously communicated in the second quarter resulted in a benefit of approximately $0.03 per share in the third quarter.

     For the fourth quarter, the underlying effective tax rate is expected to be approximately 22 percent. Looking into next year and for the foreseeable future, based on current tax laws, the Company's effective tax rate on operations is expected to be no more than 25.5 percent, which is consistent with previous Company estimates.

     The reported tax rates for the third quarter and first nine months were 18 percent and 22 percent, respectively, reflecting the underlying effective tax rate on operations, the impact of higher tax rates related to the streamlining initiatives, and the impact of the charge related to the write down of assets in Latin America by an equity investee.

Charge Related to the Write Down of Assets in Latin America by an Equity
Investee
------------------------------------------------------------------------

     Effective May 6, 2003, one of the Company's equity method investees, Coca-Cola FEMSA, S.A. de C.V. (Coca-Cola FEMSA) consummated a merger with another of the Company's equity method investees, Panamerican Beverages, Inc. (Panamco). The Coca-Cola Company received new Coca-Cola FEMSA shares in exchange for all Panamco shares previously held by the Company and, as a result, the Company's ownership interest in Coca-Cola FEMSA increased from 30 percent to
39.6 percent. This exchange of shares was treated as a non-monetary exchange of similar productive assets, and no gain was recorded by the Company as a result of this merger.

     In connection with the merger, Coca-Cola FEMSA management initiated steps to streamline and integrate the operations. This process includes the closing of various distribution centers and manufacturing plants. Furthermore, due to the challenging economic conditions and uncertain political situation in Venezuela, certain intangible assets were determined to be impaired and written down to their fair market value. During the third quarter, the Company recorded a non-cash charge of approximately $107 million pre-tax ($104 million after tax or $0.04 per share), primarily reflected in equity income.

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Streamlining Initiatives
------------------------

     During the first quarter of 2003, the Company initiated steps to streamline and simplify its operations, primarily in North America and Germany. In North America, the Company is integrating the operations of its three separate North American business units -- Coca-Cola North America, Minute Maid, and Fountain. In Germany, Coca-Cola Erfrischungsgetraenke AG (CCEAG) is taking steps to improve its efficiency in sales, distribution and manufacturing. These initiatives have resulted in a third quarter charge of $43 million pre-tax ($31 million after-tax or $0.01 per share) and a year-to-date charge of $272 million pre-tax ($177 million after-tax or $0.07 per share).

     The streamlining initiatives for the full-year 2003 are expected to result in a charge to earnings of approximately $500 million on a pre-tax basis. The Company continues to take steps to improve its overall efficiency and effectiveness which has resulted in a higher than previously communicated charge and associated benefits.

Creation of a Supply Chain Management Company in Japan
------------------------------------------------------

     Effective October 1, 2003, the Company and all of its bottling partners in Japan created a nationally integrated supply chain management company to centralize procurement, production, and logistics operations for the entire Coca-Cola system in Japan. The resources generated from this effort will be invested in marketing activities and customer service programs to enhance the long-term growth of the Coca-Cola system in Japan.

     As a result of the creation of the supply chain management company in Japan, a portion of The Coca-Cola Company's business has essentially been converted from a finished product business model to a concentrate business model. This will affect certain line items of the Company's income statement over the next year, but will not impact the Company's underlying operating income.

     Beginning in the fourth quarter of 2003, the shift of certain products to a concentrate business model will result in a reduction of revenues and cost of goods sold for the same amount, thus having no impact on the Company's gross profit or operating profit levels. Beginning October 1, 2003, Net Operating Revenues and Cost of Goods Sold are both expected to decrease by approximately $1.0 billion on an annualized basis.

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Conference Call
---------------

The Company will host a conference call with financial analysts to discuss the third quarter and year-to-date 2003 results on October 16, 2003, at 8:30 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     --------------------------------------
                  Condensed Consolidated Statements of Income
                  -------------------------------------------
                                   (UNAUDITED)
                      (In millions, except per share data)



                                                     Three Months Ended
                                                       September 30,
                                              ---------------------------------
                                                  2003       2002     % Change
                                                  ----       ----     --------

NET OPERATING REVENUES                          $ 5,662    $ 5,322         6

Cost of goods sold                                2,150      2,083         3
                                                -------    -------
GROSS PROFIT                                      3,512      3,239         8

Selling, general and administrative expenses
  (includes $104 in 2003 and $95 in 2002
   related to the impact of the adoption of
   the fair value method of accounting for
   stock-based compensation)                      2,006      1,789        12

Other operating charges                              55         --        --
                                                -------    -------
OPERATING INCOME                                  1,451      1,450         0

Interest income                                      37         46       (20)

Interest expense                                     42         52       (19)

Equity income                                        86        113       (24)

Other income (loss) - net                           (42)       (62)       --

Gains on issuances of stock by equity investees       8         --        --
                                                -------    -------

INCOME BEFORE INCOME TAXES                        1,498      1,495         0

Income taxes                                        275        404       (32)
                                                -------    -------
NET INCOME                                      $ 1,223    $ 1,091        12
                                                =======    =======

DILUTED NET INCOME PER SHARE*                   $  0.50    $  0.44        14
                                                =======    =======
AVERAGE SHARES OUTSTANDING - DILUTED*             2,458      2,483        (1)
                                                =======    =======

-----------


* For the third quarter, "Basic Net Income Per Share" was $0.50 for 2003 and $0.44 for 2002 based on "Average Shares Outstanding - Basic" of 2,455 and 2,478 for 2003 and 2002, respectively.


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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     --------------------------------------
                  Condensed Consolidated Statements of Income
                  -------------------------------------------
                                  (UNAUDITED)
                      (In millions, except per share data)



                                                      Nine Months Ended
                                                         September 30,
                                              ---------------------------------
                                                   2003       2002     % Change
                                                   ----       ----     --------

NET OPERATING REVENUES                          $ 15,851   $ 14,769        7

Cost of goods sold                                 5,865      5,404        9
                                                --------   --------

GROSS PROFIT                                       9,986      9,365        7

Selling, general and administrative expenses
  (includes $323 in 2003 and $282 in 2002
  related to the impact of the adoption of
  the fair value method of accounting for
  stock-based compensation)                        5,573      5,197        7

Other operating charges                              284         --       --
                                                --------   --------
OPERATING INCOME                                   4,129      4,168       (1)

Interest income                                      138        156      (12)

Interest expense                                     130        156      (17)

Equity income                                        325        350       (7)

Other income (loss) - net                            (99)      (292)      --

Gains on issuances of stock by equity investees        8         --       --
                                                --------   --------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
EFFECT OF ACCOUNTING CHANGE                        4,371      4,226        3

Income taxes                                         951      1,180      (19)
                                                --------   --------

NET INCOME BEFORE CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                  3,420      3,046       12
                                                --------   --------
Cumulative effect of accounting change,
net of income taxes
      SFAS 142:  Company Operations                   --       (367)      --
                 Equity Investees                     --       (559)      --
                                                --------   --------
NET INCOME                                      $  3,420   $  2,120       61
                                                ========   ========

DILUTED NET INCOME PER SHARE BEFORE
CUMULATIVE EFFECT                               $   1.39   $   1.23       13
                                                ========   ========
DILUTED NET INCOME PER SHARE*                   $   1.39   $   0.85       64
                                                ========   ========

AVERAGE SHARES OUTSTANDING - DILUTED*              2,465      2,485       (1)
                                                ========   ========

----------

* For the first nine months, "Basic Net Income Per Share" was $1.39 for 2003 and $0.85 for 2002 based on "Average Shares Outstanding - Basic" of 2,462 and 2,479 for 2003 and 2002, respectively.

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     --------------------------------------
                     Condensed Consolidated Balance Sheets
                     -------------------------------------
                                  (UNAUDITED)
                        (In millions, except share data)

                                     ASSETS


                                         September 30, 2003    December 31, 2002
                                         ------------------    -----------------
CURRENT ASSETS
   Cash and cash equivalents                    $  3,656           $  2,126
   Marketable securities                             191                219
                                                --------           --------
                                                   3,847              2,345

   Trade accounts receivable, less allowances
     of $60 in 2003 and $55 in 2002                2,142              2,097

   Inventories                                     1,293              1,294
   Prepaid expenses and other assets               1,762              1,616
                                                --------           --------
TOTAL CURRENT ASSETS                               9,044              7,352
                                                --------           --------

INVESTMENTS AND OTHER ASSETS
   Equity method investments
      Coca-Cola Enterprises Inc.                   1,234                972
      Coca-Cola Hellenic Bottling Company S.A.     1,010                872
      Coca-Cola FEMSA, S.A. de C.V.                  716                347
      Coca-Cola Amatil Limited                       572                492
      Other, principally bottling companies        1,576              2,054
   Cost method investments,
      principally bottling companies                 283                254
   Other assets                                    2,953              2,694
                                                --------           --------
                                                   8,344              7,685
                                                --------           --------


PROPERTY, PLANT AND EQUIPMENT
   Land                                              396                385
   Building and improvements                       2,495              2,332
   Machinery and equipment                         6,252              5,888
   Containers                                        385                396
                                                --------           --------
                                                   9,528              9,001
   Less allowances for depreciation                3,464              3,090
                                                --------           --------
                                                   6,064              5,911
                                                --------           --------


TRADEMARKS WITH INDEFINITE LIVES                   1,867              1,724
GOODWILL AND OTHER INTANGIBLE ASSETS               2,088              1,829
                                                --------           --------
                                                $ 27,407           $ 24,501
                                                ========           ========

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                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     --------------------------------------
                     Condensed Consolidated Balance Sheets
                     -------------------------------------
                                  (UNAUDITED)
                        (In millions, except share data)

                      LIABILITIES AND SHARE-OWNERS' EQUITY


                                         September 30, 2003    December 31, 2002
                                         ------------------    -----------------
CURRENT LIABILITIES
   Accounts payable and accrued expenses        $  4,663           $  3,692
   Loans and notes payable                         2,762              2,475
   Current maturities of long-term debt              307                180
   Accrued income taxes                              859                994
                                                --------           --------
TOTAL CURRENT LIABILITIES                          8,591              7,341
                                                --------           --------

LONG-TERM DEBT                                     2,479              2,701
                                                --------           --------

OTHER LIABILITIES                                  2,415              2,260
                                                --------           --------

DEFERRED INCOME TAXES                                397                399
                                                --------           --------

SHARE-OWNERS' EQUITY
    Common Stock, $.25 par value
     Authorized: 5,600,000,000 shares
     Issued: 3,493,232,231 shares in 2003;
             3,490,818,627 shares in 2002            873                873
    Capital surplus                                4,251              3,857
    Reinvested earnings                           26,300             24,506
    Accumulated other comprehensive income        (2,574)            (3,047)
                                                --------           --------
                                                  28,850             26,189

    Less treasury stock, at cost
      (1,041,846,089 shares in 2003;
       1,019,839,490 shares in 2002)              15,325             14,389
                                                --------           --------
                                                  13,525             11,800
                                                --------           --------
                                                $ 27,407           $ 24,501
                                                ========           ========
                                    - more -

                     THE COCA-COLA COMPANY AND SUBSIDIARIES
                     --------------------------------------
                 Condensed Consolidated Statements of Cash Flows
                 -----------------------------------------------
                                   (UNAUDITED)
                                  (In millions)



                                                     Nine Months Ended
                                                        September 30,
                                               ------------------------------
                                                   2003               2002
                                                   ----               ----
OPERATING ACTIVITIES
 Net income                                     $  3,420           $  2,120
 Depreciation and amortization                       622                599
 Stock-based compensation expense                    329                311
 Deferred income taxes                               (69)              (131)
 Equity income or loss, net of dividends            (246)              (252)
 Foreign currency adjustments                       (121)               (12)
 Gains on issuances of stock by equity investees      (8)                --
 Gains on sales of assets                            (22)                (8)
 Cumulative effect of accounting changes              --                926
 Other operating charges                             164                 --
 Other items                                         281                244
 Net change in operating assets and liabilities     (229)              (392)
                                                --------           --------
  Net cash provided by operating activities        4,121              3,405
                                                --------           --------

INVESTING ACTIVITIES
 Acquisitions and investments,
   principally trademarks and bottling
   companies                                        (306)              (415)
 Purchases of investments and other assets          (190)              (115)
 Proceeds from disposals of investments and
   other assets                                      172                277
 Purchases of property, plant and equipment         (565)              (582)
 Proceeds from disposals of property, plant and
   equipment                                          54                 55
 Other investing activities                           29                 49
                                                --------           --------
   Net cash used in investing activities            (806)              (731)
                                                --------           --------

FINANCING ACTIVITIES
 Issuances of debt                                 1,121              1,402
 Payments of debt                                 (1,007)            (1,939)
 Issuances of stock                                   48                 97
 Purchases of stock for treasury                    (938)              (478)
 Dividends                                        (1,086)              (994)
                                                --------           --------
   Net cash used in financing activities          (1,862)            (1,912)
                                                --------           --------

EFFECT OF EXCHANGE RATE CHANGES ON
 CASH AND CASH EQUIVALENTS                            77                 19
                                                --------           --------


CASH AND CASH EQUIVALENTS
 Net increase during the period                    1,530                781
 Balance at beginning of period                    2,126              1,866
                                                --------           --------
   Balance at end of period                     $  3,656           $  2,647
                                                ========           ========

                                    - more -

                             THE COCA-COLA COMPANY
                      THIRD QUARTER AND YEAR-TO-DATE 2003
                            Unit Case Volume Results


-------------------------------------------------------------------------------
                                                   Unit Case Volume
                                                      (% Change)
                                        ---------------------------------------
                                                    2003 vs. 2002
                                        ---------------------------------------
                                           Third Quarter          Year-To-Date
                                           -------------          ------------
WORLDWIDE                                       4                       4

INTERNATIONAL OPERATIONS                        5                       5

  Latin America                                 5                       5

  Europe, Eurasia and Middle East               9                       6

  Africa                                        5                       4

  Asia                                          1                       4

NORTH AMERICA OPERATIONS                        1                       2

-------------------------------------------------------------------------------


                                    - more -

THE COCA-COLA COMPANY

     The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.




Forward-Looking Statements
--------------------------

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences; product boycotts; foreign currency and interest rate fluctuations; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; our ability to achieve earnings forecasts; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our Company's filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.



                                      ###